EXHIBIT 10.2

                                 LEASE AGREEMENT

         This Lease Agreement ("Lease") is made and effective November 15, 2003, by and between APRO, LLC, a Delaware limited liability company, hereinafter referred to as "Lessor", whose address is 17311 South Main Street, Gardena, California 90248, and Smog Centers of California, LLC, hereinafter referred to as "Lessee", whose address is 3790 Via de la Valle, Suite 103, Del Mar, California 92014, who agree as follows:

         1. Premises. Lessor hereby leases to Lessee, and Lessee leases from Lessor, that portion of the property located at 555 West Grand Avenue, Escondido, California 92025, comprised of approximately 1,028 square feet and described as two automotive bays, herein called "the Premises", as reflected on Exhibit "A" attached hereto. Lessor agrees to provide to Lessee's smog technician(s) access to Lessor's bathroom facilities, which are located behind Lessor's cashier, during business hours. Lessor agrees to provide five (5) paved parking spaces, located on the southeast corner of Lessor's property, to Lessee's customers and smog technician(s), as reflected on Exhibit "A". Lessee agrees to direct its customers and smog technician(s) to these parking spaces. Lessee agrees to use its reasonable and best efforts to ensure that Lessee's customers and smog technician(s) do not park in front of Lessor's gas station pumps or at any parking areas other than the above-referenced five (5) parking spaces. Lessee further agrees that it shall use its best and reasonable efforts to insure that none of Lessee's customers' or smog technician(s)' vehicles are parked overnight on Lessor's property. Lessor agrees that Lessee shall have access to and may use Lessor's air compressor.

         2. Improvements. Lessee may install, at its expense, dynamometers below-ground at the Premises, and Lessor expressly grants Lessee permission to cut the concrete and make any necessary alternations for this purpose.

         3. Term. The term of this lease shall be for five (5) years commencing on November 15, 2003, and continuing thereafter until November 14, 2008, subject to Lessee's option to extend the term an additional five (5) years, as set forth in Paragraph 5 below, unless terminated earlier as provided in paragraph 5 below.

         4. Rent. Lessee agrees to pay to Lessor a monthly rental payment for the use and occupancy of the Premises, as follows:

         4.1 November 15, 2003 - November 14, 2006: $1,500 per month, with the first month free;
         4.2      November 15, 2006 - November 14, 2007: $1,700 per month; and
         4.3      November 15, 2007 - November 14, 2008: $1,800 per month.

Rent shall be due upon the first of the month, and payable no later than the fifth of the month. If received after the fifth of the month, a ten percent (10%) penalty shall be charged.

Lessee shall be required to deposit $1,500 as a refundable security deposit with Lessor prior to taking possession of the premises.

         5.       Early  Termination  Option by Lessee;  Option to Extend  Lease
                  Term.

         5.1 Lessor acknowledges and agrees that if Lessee is unable to obtain licenses from the Bureau of Automotive Repair needed to operate a smog-test-only station at the Premises within ninety (90) days from the commencement date of this lease, Lessee shall have the option to terminate this lease in its entirety by providing written notice to Lessor. The lease shall terminate in its entirety as of the effective date specified in the notice ("early termination date"), and Lessee shall vacate the Premises as of the early termination date. Lessee shall restore the Premises to the condition it was at the commencement of the Lease. Lessee shall owe to Lessor rent through the early termination date only; no further rent or damages shall be due or owing by Lessee to Lessor pursuant to this lease, which shall terminate in its entirety, and the parties shall be released from any further liability thereon.

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         5.2      Lessee is hereby  granted  and  shall,  if not then in default under this lease, have the option to extend the term of this lease for an additional five (5) years, from November 15, 2008, through November 14, 2013 ("extended lease term"), on the same terms, covenants and conditions contained in this lease, except that rent to be paid by Lessee to Lessor for the extended term from November 15, 2008 - November 14, 2009 shall be $2000. Thereafter the rent shall increase 5% annually. This option shall be exercised only by Lessee's delivering to Lessor, at least thirty (30) days before November 14, 2008, written notice of Lessee's election to renew the term of this lease.

         5.3 Notwithstanding Lessee's option to the extend the lease term, Lessor shall have the right to terminate the extended lease term by providing Lessee with six months' advance written notice if its election to terminate same. Lessor agrees that in the event that it terminates the extended lease term, Lessor shall not relet the Premises to any business which conducts or performs any smog- testing through the original extended lease term expiration date of November 14, 2013.

         6. Use and Limitations. Lessee shall use the Premises for the purpose of smog (emissions) testing of vehicles only, and for no other use, without Lessor's prior written consent. Lessee agrees that it shall not sell automobiles on the Premises.

         7.       Maintenance, Alterations, Taxes and Utilities.

         7.1 Maintenance by Lessor. Lessor shall, at its own cost and expense, maintain in good condition and repair the roof, walls, structural supports, the foundation of said Premises, fences and parking area, and make all necessary repairs to, or replacements of, the plumbing and electrical systems of the Premises.

         7.2 Repairs by Lessee. Except as provided in paragraph 7.1 of this lease, Lessee shall, at its own cost and expense, maintain the Premises in a clean condition, and shall repair any damages to the roof, walls, structural supports, foundation, fences, parking area, plumbing, heating, air conditioning and electrical systems on the Premises that are rendered necessary by the negligence or abuse by Lessee.

         7.3 Signs. Lessee may erect and maintain signs, with Lessor's approval, on the Premises relating to Lessee's business, provided the signs comply with any law or ordinance of any governmental agency having jurisdiction over the Premises. Lessor acknowledges and agrees that Lessee may place signs on the sign pole located on the northwest corner of the property; on the north, south, west and east walls of the building; and may place movable signs on the property at its perimeters bordering Quince Street, Grand Avenue and Second. Upon termination of the Lease, Lessee shall remove, at Lessee's sole cost and expense, any signs erected by Lessee.

         7.4 Real Property Taxes. All real property taxes and assessments levied or assessed against the Premises by any governmental entity, including any special assessment imposed on or against the Premises for the construction or improvement of public works in, on, or about said Premises, shall be paid, before they become delinquent, by Lessor.

         7.5 Payment of Utility Charges. Lessor shall make all necessary and reasonable efforts to have a separate utility meter installed with an account in Lessee's name, for gas and electricity for the Premises by the commencement date of this lease. Lessee shall be responsible for paying all utility charges for the account in Lessee's name for the use of gas and electricity to the Premises during the term of this lease, any early termination, or any extension thereof. If a separate utility meter for gas and electricity cannot be installed, Lessee shall pay to Lessor the difference between the current month's utility charge, less the average monthly utility charge for the property for the preceding twelve months, which Lessor agrees is a reasonable and fair charge, for the use of gas and electricity to the Premises during the term of this lease, any early termination, or any extension thereof. Lessor shall provide Lessee with access to the trash dumpster located on the southeast corner of the property. Trash removal is to be provided by Lessor, at Lessor's expense.

         7.6 Payment of Telephone Charges. Lessor shall allow Lessee to make all necessary

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and reasonable efforts to have two telephone lines to the premises installed, at
Lessee's expense, with an account in Lessee's name, by the commencement date of this lease. Lessee shall be responsible for paying all telephone charges for the account in Lessee's name for telephone service to the Premises during the term of this lease, any early termination, or any extension thereof.

         7.7 Inspections. If any governmental inspections are required, Lessor agrees to pay for repairs, improvements or building code compliance necessary for its existing operations. Lessee agrees to pay for repairs, improvements or building code compliance necessary for the operation of its smog test-only facility.

         7.8 Personal Property Taxes. Lessee shall pay, before they become delinquent, all taxes, assessments, or other charges levied or imposed by any governmental entity on the furniture, trade fixtures, appliances and other personal property of Lessee on the Premises during the term of this lease, or an early termination or any extension thereof.

         8. Insurance. Lessee agrees to maintain a General Liability and Garage-keepers Legal Liability insurance policy with coverage limits in the minimum amount of One Million Dollars ($1,000,000.00). Lessee shall provide Lessor with a Certificate of Liability Insurance naming Lessor as a certificate holder on the insurance policy.

         9. Destruction. Should the Premises be destroyed in whole or in part by fire, earthquake or other accident of calamity, to such an extent that in the opinion of the Lessor it is not feasible to repair them, then this lease shall terminate and all parties shall be released from any further liability thereon; however, in any such event of the Lessor shall elect to repair or replace same, then this Lease shall continue in effect, but the rent shall be prorated or rebated in proportion to the possible use of the Premises by Lessee during the time required for such repair.

         10. Condemnation. If, during the term of this lease or any extension thereof, there is any taking of all or any part of the Premises or any interest in this lease by condemnation, then this lease shall terminate and the rights and obligations of the parties shall cease.

         11. Assignment. Lessee may not assign this lease, or any interest therein, or sublet the premises without first having obtained the written consent of the Lessor to such assignment or sublease, which consent shall not be unreasonably withheld.

         12. Default. The occurrence of any of the following shall constitute a default by Lessee: (a) Failure to pay rent when due, if the failure continues for five (5) days after written notice has been given by Lessor; (b) Failure to perform any other provision of this lease if the failure to perform is not cured within thirty (30) days after written notice has been given to Lessee. If the default cannot reasonably be cured within thirty (30) days after written notice to Lessee, Lessee shall not be in default of this lease if Lessee commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default. Notices given under this paragraph shall specify the alleged default and the applicable lease provisions, and shall demand that Lessee perform the provisions of this lease or pay the rent which is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this lease unless Lessor so elects in the notice. Lessor can terminate Lessee's right to possession of the Premises if Lessee is in default of this lease and the applicable time to cure said default has expired, and shall be able to recover damages as allowed by law.

         13. Lessor's Right to Enter Premises. Upon twenty-four (24) hours advance written notice, Lessor shall have the right to enter the Premises at all reasonable times to do any necessary maintenance and to make any restoration to the Premises the Lessor has the right or obligation to perform.

         14.      Surrender of Premises; Holding Over.

         14.1 Surrender of Premises. On termination of this lease, Lessee shall surrender to Lessor the Premises in good condition (except for ordinary wear and tear) and shall remove all of

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its personal property from the Premises.

         14.2 Holding Over. If Lessee, with Lessor's consent, remains in possession of the Premises after expiration or termination of the term, or after the date of any notice given by Lessor to Lessee terminating this lease, such possession by Lessee shall be deemed to be a month-to-month tenancy terminable on thirty (30) days' written notice given at any time by either party. The rent paid shall be equal to the last monthly payment made by Lessee to Lessor. All provisions of this lease except those pertaining to term shall apply to the month-to-month tenancy.

         15.      Miscellaneous Provisions.

         15.1 Notices. Any notices which either party desires or is required to give to the other party or any other person shall be in writing and either delivered personally, or sent by pre-paid, first-class mail, addressed to the other party, at the address set forth in the introductory paragraph to this lease. Either party may change its address by notifying the other party in writing of the change of address.

         15.2 No Waiver. No waiver of any covenant or condition contained in this lease, or of any breach of any such covenant or condition shall constitute a waiver of the rights of either party to act upon any subsequent breach of such covenant or condition, or justify or authorize the non- observance of any other occasion of the same or any other covenant or condition hereof of either party.

         15.3 Independent Advice of Counsel. Each of the parties hereto represent that in executing this lease they rely solely upon their own judgment, belief and knowledge, or the advice of their counsel; that they have had an opportunity to obtain counsel or have declined to do so, and that they have not been influenced to any extent whatsoever in executing this lease by way of any representations or statements covering any matters made by the parties hereto which are not contained herein, or by any person representing any of the parties hereto.

         15.4 Authority. The signatories to this lease warrant and represent that they have full legal power and authority to enter into this lease on behalf of the parties hereto.

         15.5 Modification. This lease may not be amended, modified, or supplemented except by a written agreement signed by both parties hereto.

         15.6 Time is of the Essence. Time is of the essence of each provision of this lease.

         15.7 Successors. This lease shall be binding on and inure to the benefit of the parties and their successors.

         15.8 Governing Law. This lease shall be governed, construed and interpreted in accordance with the laws of the State of California.

         15.9 Severability. The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.


         Executed this 15th day of November, 2003.



LESSEE:                                               LESSOR:

SMOG CENTERS OF CALIFORNIA, LLC                       APRO, LLC


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BY: STEPHEN D. WILSON, MANAGER                        BY: JEFF APPEL, MANAGER
























































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